Exhibit 99.1

The Real Good Food Company Reports Third Quarter 2021 Financial Results

Record Net Sales of $23.0 Million, a 136% Increase Year-Over-Year

Pro Forma Cash Balance of $44 Million and Credit Facility Capacity Expanded to $70 Million

Company Provides Full Year 2021 and 2022 Outlook and Provides Long-Term Targets

(CHERRY HILL, N.J., December 7, 2021) — The Real Good Food Company, Inc. (Nasdaq: RGF) (“Real Good Foods” or the “Company”), a health- and wellness-focused frozen food company, today reported financial results for its third quarter ended September 30, 2021.

Third Quarter 2021 Highlights

•	Net sales increased 136% to $23.0 million

•	Gross margin increased 1,190 basis points to 10.2%

•	Adjusted gross margin(1) increased 410 basis points to 17.1%

(All comparisons above are to the third quarter of 2020.)

“We are pleased with our successful IPO during the month of November and our strong third quarter results,” said Bryan Freeman, Executive Chairman. “These results demonstrate the strength of the Real Good Foods brand and consumers’ desire for high protein, lower carbohydrate foods. We are in the early stages of penetrating our total addressable market opportunity and are more aggressively working to achieve gross margins in line with our peers.”

Successful Initial Public Offering

Subsequent to the third quarter end, on November 9, 2021, the Company closed its initial public offering (“IPO”) in which it offered 5,333,333 shares of its Class A common stock at a price to the public of $12.00 per share for net proceeds of approximately $59.5 million, after deducting underwriting discounts and commissions. The Company primarily intends to use the net proceeds from the offering for working capital and other general corporate purposes, which may include debt paydown, research and development and marketing activities, general and administrative matters, and capital expenditures. Following the completion of the IPO, there was a total of 25,747,566 shares of common stock outstanding, comprised of 6,169,885 shares of Class A common stock and 19,577,681 shares of Class B common stock.

Financial Results for the Quarter Ended September 30, 2021

Net sales increased 136% to $23.0 million compared to $9.7 million in the third quarter of 2020. The increase was primarily due to strong growth in sales volumes of the Company’s core products (Entrees and Breakfast), driven by expansion in the club channel, and greater demand from existing retail customers. The Company expects sales in its retail channel to continue to accelerate and be driven by recent new customer wins, expanded distribution with existing customers, continued strong velocity growth in core products and new product innovation.

Gross profit increased $2.5 million to $2.4 million, and was 10.2% of net sales, for the third quarter of 2021, compared to a gross profit loss of $0.2 million, and a negative 1.7% of net sales for the prior year period. The increase in gross profit and gross margin was primarily due to the absence of $1.4 million in one-time costs resulting from financial hardship of a co-manufacturer and inventory write-downs that occurred in the third quarter of 2020. The remaining $1.1 million increase in gross profit was primarily driven by an increase in net sales, including an increase in the percentage of the Company’s products that were self-manufactured, partially offset by increases in labor and raw material costs.

Adjusted gross profit(1) increased $2.7 million to $3.9 million, reflecting adjusted gross margin of 17.1% of net sales, compared to $1.3 million, or 13.0% of net sales, in the third quarter of 2020. The increase in adjusted gross profit and adjusted gross margin was primarily due to the increase in net sales, including in the amount of products sold that were self-manufactured, partially offset by increases in labor and raw material costs.

Total operating expenses increased by 184% to $7.9 million, or 34.5% of net sales, compared to $2.8 million, or 28.7% of net sales, in the third quarter of 2020. The increase in operating expenses, both in absolute dollars and as a percentage of net sales, was primarily driven by increased investments in marketing, research and development, and selling and distribution expenses to support the growth of the business.

Adjusted EBITDA(1) was a loss of $3.0 million compared to a loss of $1.3 million in the third quarter of 2020. The increased adjusted EBITDA loss was primarily driven by higher operating expenses partially offset by higher net sales and gross profit. The higher operating expenses include increased investments in marketing to support brand growth, higher selling costs to support sales growth, and increased personnel expenses related to the build out the Company’s operations, finance and leadership teams.

Loss from operations increased by $2.6 million to $5.6 million compared to $3.0 million in the third quarter of 2020. The increase in loss from operations was primarily due to higher operating expenses. These higher operating expenses were partially offset by the $2.5 million increase in gross profit.

Net loss increased by $7.6 million to $11.8 million compared to $4.2 million in the third quarter of 2020. The increase in net loss was primarily due to the higher operating expenses, as well as the impact of a change in fair value of convertible debt, which reflects a non-cash adjustment.

Balance Sheet Highlights

As of September 30, 2021, the Company had cash and cash equivalents of $1.7 million and total debt was $63.6 million, which included $41.1 million of principal amount of convertible notes that converted into shares of Class A common stock and Class B common stock in connection with the IPO.

Pro forma cash balance and pro forma debt balance give effect to the net proceeds received from the IPO, the conversion of the convertible notes, the pay down of outstanding debt, pay down of certain contingent liabilities, as well as cash borrowings under a newly amended credit facility, as described below. After considering the effects of the foregoing, the Company’s September 30, 2021 pro forma cash balance was $44.0 million, and pro forma debt balance was $21.0 million.

Amounts in millions:
Actual Cash at September 30, 2021	$1.7
Net Proceeds Received from IPO	59.5
Pay down of Debt	(10.2)
Transaction Expenses	(4.0)
Contingent Payments	(3.0)

Pro Forma Cash at September 30, 2021	$44.0

After the quarter end, the Company amended its existing revolving credit facility to, among other things: 1) increase the maximum borrowing capacity under the revolving credit facility from $18.5 million to $50.0 million; 2) increase the borrowing capacity under the capital expenditure line from $3.0 million to $20.0 million; 3) reduce the interest rate on the revolving credit facility from 12.0% to approximately 7.0%; and 4) extend the maturity date of the facility to November 30, 2025.

The Company believes that this pro forma cash balance, along with the increase in borrowing capacity, provide it with sufficient liquidity to fund the business for the foreseeable future.

Outlook

For the year ending December 31, 2021, the Company currently expects:

•	Net sales of approximately $83 million to $85 million, reflecting an increase of approximately 113% to 118% compared to 2020

•	Adjusted gross margin of approximately 19.6% to 21.0%

•	Adjusted EBITDA loss of approximately $8.0 million to $9.5 million

For the year ending December 31, 2022, the Company currently expects:

•	Net sales of approximately $115 million to $125 million, reflecting an increase of approximately 37% to 49% compared to 2021

•	Adjusted gross margin to increase on a year-over-year basis

•	Adjusted EBITDA loss of approximately $8 million to $15 million

Long-term, the Company currently expects:

•	Net sales growth of at least 30%

•	Adjusted gross margin of at least 30%

The Company is not providing guidance for gross margin or net loss, the most directly comparable GAAP measures, and similarly cannot provide a reconciliation between its forecasted adjusted gross margin and gross margin and adjusted EBITDA and net loss without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

(1)

Adjusted gross profit, adjusted gross margin, and adjusted EBITDA are non-GAAP financial measures. Adjusted gross profit means, for any reporting period, gross profit adjusted to exclude the impacts of costs and adjustments identified by management as affecting the comparability of our gross profit from period to period. Adjusted gross margin means adjusted gross profit as a percentage of net sales. Adjusted EBITDA means, for any reporting period, net income (loss) before depreciation and amortization, income taxes, and interest expense, adjusted to exclude the impact of transaction expenses, as well as other costs and adjustments identified by management as affecting the comparability of our operating results from period to period. See the information provided under the section entitled “Non-GAAP Financial Measures” within this release for a discussion of why we believe these measures are important, and the reconciliation table at the end of this release for a reconciliation thereof to the most directly comparable GAAP measures.

Conference Call and Webcast Details

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details today at 4:30 p.m. ET. The conference call webcast and supplemental presentation will be available on the “Investors” section of the Company’s website at www.realgoodfoods.com. To participate on the live call, listeners in the U.S. may dial (877) 451-6152 and international listeners may dial (201) 389-0879. A telephone replay will be available approximately two hours after the call concludes through December 21, 2021, and can be accessed by dialing (844) 512-2921 from the United States, or (412) 317-6671 internationally, and entering the passcode 13725258.

About The Real Good Food Company

Founded in 2016, Real Good Foods believes there is a better way to enjoy our favorite foods. Its brand commitment, “Real Food You Feel Good About Eating,” represents the Company’s strong belief that, by eating its food, consumers can enjoy more of their favorite foods and, by doing so, live better lives as part of a healthier lifestyle. Its mission is to make craveable, nutritious comfort foods that are low in carbohydrates, high in protein, and made from gluten- and grain-free real ingredients more accessible to everyone, improve human health, and, in turn, improve the lives of millions of people. Real Good Foods offers delicious options across breakfast, lunch, dinner, and snacking occasions available in over 16,000 stores nationwide, including Walmart, Costco, Kroger, and Target, and directly from its website at www.realgoodfoods.com. Learn more about Real Good Foods by visiting its website or on Instagram at @realgoodfoods, where it has one of the largest social media followings of any brand within the frozen food industry today with nearly 400,000 followers.

Non-GAAP Financial Measures

In addition to our financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we believe that adjusted gross profit, adjusted gross margin, and adjusted EBITDA, each of which is a non-GAAP financial measure, are useful performance measures and metrics for investors to evaluate current trends in our operations and compare the ongoing financial and operating performance of our business from period to period. In addition, management uses these non-GAAP financial measures to assess our operating performance and for internal planning purposes. We also believe these measures are widely used by investors, securities analysts, and other parties in evaluating companies in our industry as measures of financial and operational performance. However, the non-GAAP financial measures included in this press release have limitations and should not be considered in isolation, as substitutes for, or as superior to, performance measures calculated in accordance with GAAP. Other companies may calculate these measures differently, or may not calculate them at all, which limits the usefulness of these measures as comparative measures. Because of these limitations, we consider, and you should consider, adjusted gross profit, adjusted gross margin, and adjusted EBITDA with other operating and financial performance measures presented in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our projected financial results, including net sales, gross margin, gross profit, adjusted gross profit, adjusted gross margin, and adjusted EBITDA. We have attempted to identify forward-looking statements by using words such as “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent our management’s current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in our Form S-1, as amended, filed in connection with our IPO.

In addition, readers are cautioned that we may make future changes to our business and operations in response to the challenges and impacts of the COVID-19 pandemic, or in response to other business developments, which changes may be inconsistent with our prior forward-looking statements, and which may not be disclosed in future public announcements.

Investor Contact

Chris Bevenour

ir@realgoodfoods.com

Media Contact

Nikole Johnston

realgoodfoods@powerdigital.com

Condensed Statements of Operations

(In thousands)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Net sales	$23,014	$9,745	$58,477	$27,799
Cost of sales	20,659	9,907	49,447	26,346

Gross profit	2,355	(162)	9,030	1,453

Operating expenses:
Selling and distribution	4,323	1,754	10,291	5,703
Marketing	1,732	356	3,119	1,936
Administrative	1,875	682	7,677	1,755

Total operating expenses	7,930	2,792	21,087	9,394

Loss from operations	(5,575)	(2,954)	(12,057)	(7,941)
Interest expense	839	1,262	4,322	3,744
Other income	(309)	—	(309)	—
Change in fair value of convertible debt	5,730	—	6,100	—

Loss before income taxes	(11,835)	(4,216)	(22,170)	(11,685)
Income tax expense	—	—	—	13

Net Loss	$(11,835)	$(4,216)	$(22,170)	$(11,698)

Preferred return on Series A preferred units	146	136	438	409

Net loss attributable to common unitholders	$(11,981)	$(4,352)	$(22,608)	$(12,107)

Net loss per common unit (basic and diluted)	(190.3)	(70.1)	(359.1)	(195.0)
Weighted-average common units outstanding (basic and diluted)*	62,957	62,097	62,957	62,097

*	The computations of earnings per unit and weighted-average units outstanding do not consider the effects of the Company’s IPO, as discussed earlier in this press release.

Non-GAAP Financial Measures - Reconciliation

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Gross Profit	$2,355	$(162)	$9,030	$1,453
Cost related to financial hardship of co-manufacturer (1)	—	967	—	967
Inventory write-downs (2)	—	465	—	465
Start-up and idle capacity costs (3)	904	—	2,398	—
Costs related to the COVID-19 pandemic (4)	682	—	1,175	308

Adjusted Gross Profit	$3,941	$1,270	$12,603	$3,193

Adjusted Gross Margin	17.1%	13.0%	21.6%	11.5%

(1)	Represents costs recognized as a result of a co-manufacturer’s financial hardship. These costs include the non-recurring write down of unrecoverable raw materials inventory.
(2)

Represents a non-recurring write-down of obsolete inventory related to a change in strategy for certain products and customers. The amount of the write-down reflects only that portion of obsolete inventory that management estimates to be above normalized levels.

(3)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(4)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2021	2020	2021	2020
Net Loss	$(11,835)	$(4,216)	$(22,170)	$(11,698)
Depreciation and amortization	344	153	791	449
Provision for income tax	—	—	—	13
Interest expense	839	1,262	4,322	3,744
Other Income	(309)	—	(309)	—
Change in fair value of convertible debt (1)	5,730	—	6,100	—
Cost related to financial hardship of co-manufacturer (2)	—	967	—	967
Inventory write-down (3)	—	465	—	465
Start-up and idle capacity costs (4)	904	—	2,398	—
Costs related to the COVID-19 pandemic (5)	682	—	1,175	308
Share-based compensation (6)	—	—	—	—
Transaction expenses (7)	652	99	3,353	277

Adjusted EBITDA	$(2,993)	$(1,270)	$(4,340)	$(5,475)

(1)

For the periods prior to the three months ending September 30, 2021, amounts related to the changes in fair value of convertible debt were excluded due to those amounts being de minimis for those periods.

(2)	Represents costs recognized as a result of a co-manufacturer’s financial hardship. These costs include the non-recurring write down of unrecoverable raw materials inventory.
(3)

Represents a non-recurring write-down of obsolete inventory related to a change in strategy for certain products and customers. The amount of the write-down reflects only that portion of obsolete inventory that management estimates to be above normalized levels.

(4)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(5)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.
(6)	Represents equity-based compensation expense.
(7)	Represents costs incurred in connection with pursuing certain strategic and financing transactions, including legal, consulting, and accounting costs.

RECONCILIATION OF CERTAIN REPORTED ITEMS TO CERTAIN NON-GAAP ADJUSTED ITEMS

NINE MONTHS ENDED SEPTEMBER 30, 2021	Net Sales	Gross Profit	Gross Margin	Administrative Expenses	Income from Operations	Operating Margin
Reported	$58,477	$9,030	15.4%	$7,677	$(12,057)	(20.6)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	—		—	—
Inventory write-downs (2)	—	—		—	—
Start-up and idle capacity costs (3)	—	2,398		—	2,398
Costs related to the COVID-19 pandemic (4)	—	1,175		—	1,175
Share-based compensation (5)	—	—		—	—
Transaction expenses (6)	—	—		(3,353)	3,353

Adjusted	$58,477	$12,603	21.6%	$4,324	$(5,131)	(8.8)%

NINE MONTHS ENDED SEPTEMBER 30, 2020	Net Sales	Gross Profit	Gross Margin	Administrative Expenses	Income from Operations		Operating Margin
Reported	$27,799	$1,453	5.2%	$1,755		$(7,941)	(28.6)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	967		—		967
Inventory write-downs (2)	—	465		—		465
Start-up and idle capacity costs (3)	—	—		—		—
Costs related to the COVID-19 pandemic (4)	—	308		—		308
Share-based compensation (5)	—	—		—		—
Transaction expenses (6)	—	—		(277)		277

Adjusted	$27,799	$3,193	11.5%	$1,478	$	(5,924)	(21.3)%

THREE MONTHS ENDED SEPTEMBER 30, 2021	Net Sales	Gross Profit	Gross Margin	Administrative Expenses	Income from Operations		Operating Margin
Reported	$23,014	$2,355	10.2%	$1,875		$(5,575)	(24.2)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	—		—		—
Inventory write-downs (2)	—	—		—		—
Start-up and idle capacity costs (3)	—	904		—		904
Costs related to the COVID-19 pandemic (4)	—	682		—		682
Share-based compensation (5)	—	—		—		—
Transaction expenses (6)	—	—		(652)		652

Adjusted	$23,014	$3,941	17.1%	$1,223	$	(3,337)	(14.5)%

THREE MONTHS ENDED SEPTEMBER 30, 2020	Net Sales	Gross Profit	Gross Margin	Administrative Expenses	Income from Operations	Operating Margin
Reported	$9,745	$(162)	(1.7)%	$682	$(2,954)	(30.3)%
Items Affecting Comparability:
Cost related to financial hardship of co-manufacturer (1)	—	967		—	967
Inventory write-downs (2)	—	465		—	465
Start-up and idle capacity costs (3)	—	—		—	—
Costs related to the COVID-19 pandemic (4)	—	—		—	—
Share-based compensation (5)	—	—		—	—
Transaction expenses (6)	—	—		(99)	99

Adjusted	$9,745	$1,270	13.0%	$583	$(1,423)	(14.6)%

(1)	Represents costs recognized as a result of a co-manufacturer’s financial hardship. These costs include the non-recurring write down of unrecoverable raw materials inventory.
(2)

Represents a non-recurring write-down of obsolete inventory related to a change in strategy for certain products and customers. The amount of the write-down reflects only that portion of obsolete inventory that management estimates to be above normalized levels.

(3)

Represents start-up costs associated with commencing operations at our City of Industry Facility and other costs associated with temporary manufacturing capacity at our City of Industry Facility, including indirect labor costs, utility costs, and rent.

(4)	Represents direct costs incurred in connection with the COVID-19 pandemic, including freight rush charges, labor costs, tolling upcharges, and storage.
(5)	Represents equity-based compensation expense.
(6)	Represents costs incurred in connection with pursuing certain strategic and financing transactions, including legal, consulting, and accounting costs.